Exhibit 10.4

FIRST AMENDMENT

TO THE

BIRDS EYE FOODS NON-QUALIFIED 401(K) PLAN

This Amendment is adopted by Birds Eye Foods, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Employer”).

WITNESSETH

WHEREAS, the Employer has adopted the BIRDS EYE FOODS NON-QUALIFIED 401(K) PLAN (the “Plan”); and

WHEREAS, the Employer has reserved the right to amend the Plan; and

WHEREAS, the Employer now wishes to amend the Plan in order to bring it into compliance with the provisions of Section 409A of the Internal Revenue Code (the “Code”);

NOW, THEREFORE, the Plan is hereby amended as follows:

1.             This Amendment shall apply to all participants who have accrued a benefit under the Plan after December 31, 2004. For any participant who has not accrued a benefit under the Plan since prior to January 1, 2005, the provisions of the Plan, as in effect prior to this First Amendment, shall continue in full force and effect.

2.             Section 3.03 of the Plan is hereby amended to add the following subsection (d) at the end thereof:

(d)           Notwithstanding the foregoing provisions of this Section 3.03, any Participant in the Plan who has accrued a benefit after December 31, 2004 shall elect to defer a percentage of Compensation, or shall elect to defer all or a portion of the Participant’s EIP award, only if such election is entered into before the end of the calendar year preceding the year in which such Compensation and/or such EIP award is to be paid; provided, however, that such election shall not apply to any bonus which constitutes a portion of the Participant’s Compensation if such bonus (i) relates to the Employer’s fiscal year, (ii) is not “performance based compensation”, as such term is used under Section 409A of the Code, and (iii) if the Employer has committed in a year prior to the year of payment to pay the bonus in a subsequent calendar year.

3.             Section 8.02 of the Plan is hereby amended to add the following sentence at the end thereof:

Notwithstanding the foregoing provisions of this Section 8.02, in the event the Account under this Plan for any Participant who has accrued a benefit after December 31, 2004 has a value of $5,000 or less at the time payments are to commence, the Committee shall pay out the entire value of such Participant’s Account in a single payment.

4.             Section 8.03 of the Plan is hereby amended to add the following paragraph at the end thereof:

Notwithstanding the foregoing provisions of this Section 8.03, for any Participant who has accrued a benefit under the Plan after December 31, 2004, a distribution from the Plan on account of severe financial hardship shall be allowed if the Committee determines that the Participant has incurred an unforeseeable emergency, as defined below.  For purposes of this Section 8.03 an “unforeseeable emergency” shall mean a severe financial hardship of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined under Section 409A of the Code), resulting from (i) an illness or accident of the Participant, Participant’s spouse, Participant’s Beneficiary, or the Participant’s dependent (as defined under Section 409A of the Code), (ii) loss of the Participant’s property from casualty, not covered by insurance, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  In determining whether an unforeseeable emergency exists, the Committee shall consider any relevant guidance provided under Section 409A of the Code.  The amount of any distribution pursuant to this paragraph shall be limited to the amount reasonably necessary to satisfy the emergency, which may include the amounts necessary to pay any taxes or penalties reasonably anticipated to result from the distributions.

5.             Certain benefits under this Plan may be treated as non-qualified deferred compensation subject to Section 409A of the Code.  In order that this Plan complies with Section 409A, for any Participant who has accrued a benefit under the Plan after December 31, 2004, (i) distributions are payable solely upon the Participant’s separation from service, as such term is used in Section 409A, with the Employer, on a specified date or pursuant to a fixed schedule, upon an unforeseeable emergency, or death, (ii) if the Participant is determined to be a “specified employee,” as such term is defined in Section 409A, of a “corporation with publicly traded stock,” as such phrase is used in Section 409A, then all distributions under this Plan which are subject to Section 409A shall be delayed for a period of six (6) months after the date of the Participant’s separation from service with the Employer, (iii) distributions under this Plan shall not be accelerated under the terms of this Plan, (iv) the Plan does not provide for any “subsequent elections,” as such terms are used in Section 409A, and (v) the benefits under this Plan are not, and shall not be, funded through a trust located outside the United States.  It is the intention of the Employer that the Plan comply with Section 409A.  As such, the terms and provisions of the Plan shall be construed and interpreted to the extent possible in a manner consistent with such intent.

IN WITNESS WHEREOF, this First Amendment has been executed this 25th day of October, 2008.

BIRDS EYE FOODS, INC.

By:	/s/ Lois Warlick-Jarvie

Name: Lois Warlick-Jarvie

Title: Senior Vice President, Administration